===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
      13d-1(b). (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                                   13d-2(b)*


                                  MAPICS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   564910107
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               February 18, 2003
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================

-----------------------
CUSIP No. 564910107                   13G
-----------------------

-------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Morgan Stanley

-------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                        (b) [_]

-------------------------------------------------------------------------------
  3.    SEC USE ONLY


-------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        DE

-------------------------------------------------------------------------------
                          5.    SOLE VOTING POWER

                                -0-
                      ---------------------------------------------------------
                          6.    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED              1,306,787
 BY EACH REPORTING    ---------------------------------------------------------
    PERSON WITH           7.    SOLE DISPOSITIVE POWER

                                -0-
                      ---------------------------------------------------------
                          8.    SHARED DISPOSITIVE POWER

                                1,306,787
-------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,306,787 - See Item 4

-------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
                                                                            [_]

-------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.8%+ - See Item 4

-------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        CO

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------
     + Assumes 22,646,007 shares of Common Stock (as defined herein) outstanding as of February 18, 2003, based on (x) 18,446,007 shares of Common Stock outstanding as of February 5, 2003, as set forth in the quarterly report of the Issuer on Form 10-Q for the quarterly period ended December 31, 2002 filed with the Securities and Exchange Commission on February 10, 2003 and (y) the issuance of 4,200,000 shares of Common Stock upon the consummation of the acquisition of Frontstep, Inc. by the Issuer on February 18, 2003.

-----------------------
CUSIP No. 564910107                   13G
-----------------------

-------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        MSDW Venture Partners IV, Inc.

-------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                        (b) [_]

-------------------------------------------------------------------------------
  3.    SEC USE ONLY


-------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        DE

-------------------------------------------------------------------------------
                          5.    SOLE VOTING POWER

                                -0-
                      ---------------------------------------------------------
                          6.    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED              1,040,901
 BY EACH REPORTING    ---------------------------------------------------------
    PERSON WITH           7.    SOLE DISPOSITIVE POWER

                                -0-
                      ---------------------------------------------------------
                          8.    SHARED DISPOSITIVE POWER

                                1,040,901
-------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,040,901 - See Item 4

-------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
                                                                            [_]

-------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.6%+ - See Item 4

-------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        CO, IA

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------
     + Assumes 22,646,007 shares of Common Stock (as defined herein) outstanding as of February 18, 2003, based on (x) 18,446,007 shares of Common Stock outstanding as of February 5, 2003, as set forth in the quarterly report of the Issuer on Form 10-Q for the quarterly period ended December 31, 2002 filed with the Securities and Exchange Commission on February 10, 2003 and (y) the issuance of 4,200,000 shares of Common Stock upon the consummation of the acquisition of Frontstep, Inc. by the Issuer on February 18, 2003.

-----------------------
CUSIP No. 564910107                   13G
-----------------------

-------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        MSDW Venture Partners IV, L.L.C.

-------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                        (b) [_]

-------------------------------------------------------------------------------
  3.    SEC USE ONLY


-------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        DE

-------------------------------------------------------------------------------
                          5.    SOLE VOTING POWER

                                -0-
                      ---------------------------------------------------------
                          6.    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED              1,040,901
 BY EACH REPORTING    ---------------------------------------------------------
    PERSON WITH           7.    SOLE DISPOSITIVE POWER

                                -0-
                      ---------------------------------------------------------
                          8.    SHARED DISPOSITIVE POWER

                                1,040,901
-------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,040,901 - See Item 4

-------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
                                                                            [_]

-------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.6%+ - See Item 4

-------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        CO

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------
     + Assumes 22,646,007 shares of Common Stock (as defined herein) outstanding as of February 18, 2003, based on (x) 18,446,007 shares of Common Stock outstanding as of February 5, 2003, as set forth in the quarterly report of the Issuer on Form 10-Q for the quarterly period ended December 31, 2002 filed with the Securities and Exchange Commission on February 10, 2003 and (y) the issuance of 4,200,000 shares of Common Stock upon the consummation of the acquisition of Frontstep, Inc. by the Issuer on February 18, 2003.

-----------------------
CUSIP No. 564910107                   13G
-----------------------

-------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Morgan Stanley Dean Witter Venture Partners IV, L.P.

-------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                        (b) [_]

-------------------------------------------------------------------------------
  3.    SEC USE ONLY


-------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        DE

-------------------------------------------------------------------------------
                          5.    SOLE VOTING POWER

                                -0-
                      ---------------------------------------------------------
                          6.    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED              901,190
 BY EACH REPORTING    ---------------------------------------------------------
    PERSON WITH           7.    SOLE DISPOSITIVE POWER

                                -0-
                      ---------------------------------------------------------
                          8.    SHARED DISPOSITIVE POWER

                                901,190
-------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        901,190 - See Item 4

-------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
                                                                            [_]

-------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.0%+ - See Item 4

-------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        PN

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------
     + Assumes 22,646,007 shares of Common Stock (as defined herein) outstanding as of February 18, 2003, based on (x) 18,446,007 shares of Common Stock outstanding as of February 5, 2003, as set forth in the quarterly report of the Issuer on Form 10-Q for the quarterly period ended December 31, 2002 filed with the Securities and Exchange Commission on February 10, 2003 and (y) the issuance of 4,200,000 shares of Common Stock upon the consummation of the acquisition of Frontstep, Inc. by the Issuer on February 18, 2003.

-----------------------
CUSIP No. 564910107                   13G
-----------------------

-------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Morgan Stanley Dean Witter Venture Investors IV, L.P.

-------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                        (b) [_]

-------------------------------------------------------------------------------
  3.    SEC USE ONLY


-------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        DE

-------------------------------------------------------------------------------
                          5.    SOLE VOTING POWER

                                -0-
                      ---------------------------------------------------------
                          6.    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED              104,553
 BY EACH REPORTING    ---------------------------------------------------------
    PERSON WITH           7.    SOLE DISPOSITIVE POWER

                                -0-
                      ---------------------------------------------------------
                          8.    SHARED DISPOSITIVE POWER

                                104,553
-------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        104,553 - See Item 4

-------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
                                                                            [_]

-------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Less than 1%+ - See Item 4

-------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        PN

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------
     + Assumes 22,646,007 shares of Common Stock (as defined herein) outstanding as of February 18, 2003, based on (x) 18,446,007 shares of Common Stock outstanding as of February 5, 2003, as set forth in the quarterly report of the Issuer on Form 10-Q for the quarterly period ended December 31, 2002 filed with the Securities and Exchange Commission on February 10, 2003 and (y) the issuance of 4,200,000 shares of Common Stock upon the consummation of the acquisition of Frontstep, Inc. by the Issuer on February 18, 2003.

-----------------------
CUSIP No. 564910107                   13G
-----------------------

-------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P.

-------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                        (b) [_]

-------------------------------------------------------------------------------
  3.    SEC USE ONLY


-------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        DE

-------------------------------------------------------------------------------
                          5.    SOLE VOTING POWER

                                -0-
                      ---------------------------------------------------------
                          6.    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED              35,158
 BY EACH REPORTING    ---------------------------------------------------------
    PERSON WITH           7.    SOLE DISPOSITIVE POWER

                                -0-
                      ---------------------------------------------------------
                          8.    SHARED DISPOSITIVE POWER

                                35,158
-------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        35,158 - See Item 4

-------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
                                                                            [_]

-------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Less than 1%+ - See Item 4

-------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        PN

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------
     + Assumes 22,646,007 shares of Common Stock (as defined herein) outstanding as of February 18, 2003, based on (x) 18,446,007 shares of Common Stock outstanding as of February 5, 2003, as set forth in the quarterly report of the Issuer on Form 10-Q for the quarterly period ended December 31, 2002 filed with the Securities and Exchange Commission on February 10, 2003 and (y) the issuance of 4,200,000 shares of Common Stock upon the consummation of the acquisition of Frontstep, Inc. by the Issuer on February 18, 2003.

-----------------------
CUSIP No. 564910107                   13G
-----------------------

-------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Morgan Stanley Dean Witter Equity Funding, Inc.

-------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                        (b) [_]

-------------------------------------------------------------------------------
  3.    SEC USE ONLY


-------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        DE

-------------------------------------------------------------------------------
                          5.    SOLE VOTING POWER

                                -0-
                      ---------------------------------------------------------
                          6.    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED              252,589
 BY EACH REPORTING    ---------------------------------------------------------
    PERSON WITH           7.    SOLE DISPOSITIVE POWER

                                -0-
                      ---------------------------------------------------------
                          8.    SHARED DISPOSITIVE POWER

                                252,589
-------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        252,589 - See Item 4

-------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
                                                                            [_]

-------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.1%+ - See Item 4

-------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        CO

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------
     + Assumes 22,646,007 shares of Common Stock (as defined herein) outstanding as of February 18, 2003, based on (x) 18,446,007 shares of Common Stock outstanding as of February 5, 2003, as set forth in the quarterly report of the Issuer on Form 10-Q for the quarterly period ended December 31, 2002 filed with the Securities and Exchange Commission on February 10, 2003 and (y) the issuance of 4,200,000 shares of Common Stock upon the consummation of the acquisition of Frontstep, Inc. by the Issuer on February 18, 2003.

-----------------------
CUSIP No. 564910107                   13G
-----------------------

-------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Originators Investment Plan, L.P.

-------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                        (b) [_]

-------------------------------------------------------------------------------
  3.    SEC USE ONLY


-------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        DE

-------------------------------------------------------------------------------
                          5.    SOLE VOTING POWER

                                -0-
                      ---------------------------------------------------------
                          6.    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED              13,297
 BY EACH REPORTING    ---------------------------------------------------------
    PERSON WITH           7.    SOLE DISPOSITIVE POWER

                                -0-
                      ---------------------------------------------------------
                          8.    SHARED DISPOSITIVE POWER

                                13,297
-------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,297 - See Item 4

-------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
                                                                            [_]

-------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Less than 1%+ - See Item 4

-------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        PN

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------
     + Assumes 22,646,007 shares of Common Stock (as defined herein) outstanding as of February 18, 2003, based on (x) 18,446,007 shares of Common Stock outstanding as of February 5, 2003, as set forth in the quarterly report of the Issuer on Form 10-Q for the quarterly period ended December 31, 2002 filed with the Securities and Exchange Commission on February 10, 2003 and (y) the issuance of 4,200,000 shares of Common Stock upon the consummation of the acquisition of Frontstep, Inc. by the Issuer on February 18, 2003.

-----------------------
CUSIP No. 564910107                   13G
-----------------------

-------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        MSDW OIP Investors, Inc.

-------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                        (b) [_]

-------------------------------------------------------------------------------
  3.    SEC USE ONLY


-------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        DE

-------------------------------------------------------------------------------
                          5.    SOLE VOTING POWER

                                -0-
                      ---------------------------------------------------------
                          6.    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED              13,297
 BY EACH REPORTING    ---------------------------------------------------------
    PERSON WITH           7.    SOLE DISPOSITIVE POWER

                                -0-
                      ---------------------------------------------------------
                          8.    SHARED DISPOSITIVE POWER

                                13,297
-------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,297 - See Item 4

-------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
                                                                            [_]

-------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Less than 1%+ - See Item 4

-------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        CO, IA

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------
     + Assumes 22,646,007 shares of Common Stock (as defined herein) outstanding as of February 18, 2003, based on (x) 18,446,007 shares of Common Stock outstanding as of February 5, 2003, as set forth in the quarterly report of the Issuer on Form 10-Q for the quarterly period ended December 31, 2002 filed with the Securities and Exchange Commission on February 10, 2003 and (y) the issuance of 4,200,000 shares of Common Stock upon the consummation of the acquisition of Frontstep, Inc. by the Issuer on February 18, 2003.

Item 1(a). Name of Issuer:

     MAPICS, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

     The principal executive office of the Issuer is located at 1000 Winward Concourse Parkway, Alpharetta, GA 30005.

Item 2(a). Name of Person Filing:

     This statement is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) Morgan Stanley, a Delaware corporation ("Morgan Stanley"), (2) MSDW Venture Partners IV, Inc., a Delaware corporation ("MSVP Inc."), (3) MSDW Venture Partners IV, L.L.C., a Delaware limited liability company ("MSVP LLC"), (4) Morgan Stanley Dean Witter Venture Partners IV, L.P., a Delaware limited partnership ("MSVP IV"), (5) Morgan Stanley Dean Witter Venture Investors IV, L.P., a Delaware limited partnership ("MSVI IV"), (6) Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P., a Delaware limited partnership ("MSVOI IV," and, together with MSVP IV and MSVI IV, the "Funds"), (7) Morgan Stanley Dean Witter Equity Funding, Inc. ("Equity Funding"), (8) Originators Investor Plan, L.P. ("OIP"), and (9) MSDW OIP Investors, Inc. ("MSDW OIP").

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning such person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b). Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of Morgan Stanley, the Funds, MSVP LLC, MSVP Inc., Equity Funding, OIP and MSDW OIP is 1585 Broadway, New York, New York 10036.

Item 2(c). Citizenship:

     The place of organization of Morgan Stanley, the Funds, MSVP LLC, MSVP Inc., Equity Funding, OIP and MSDW OIP is Delaware.

Item 2(d). Title of Class of Securities:

     This statement relates to the shares of common stock, par value $0.01 per share of the Issuer (the "Common Stock").

Item 2(e). CUSIP Number:

     564910107

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange
               Act;

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e)  [_]  An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4. Ownership.

     The filing of this statement should not be construed as an admission by any Reporting Person that such Reporting Person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such Reporting Person's name in the table in Item 4(c) below, and such beneficial ownership is expressly disclaimed.

     (a) Amount beneficially owned:

     As of February 18, 2002, the Reporting Persons beneficially own an aggregate of 1,306,787 shares of Common Stock, of which (i) MSVP IV directly owns 901,190 shares, (ii) MSVI IV directly owns 104,553 shares, (iii) MSVOI IV directly owns 35,158 shares, (iv) Equity Funding directly owns 252,589 shares, and (v) OIP directly owns 13,297 shares.

     Each of MSVP Inc. and MSVP LLC may be deemed to have shared voting and dispositive power with respect to the Common Stock beneficially owned by the Funds.

     MSDW OIP may be deemed to have shared voting and dispositive power with respect to the Common Stock beneficially owned by OIP.

     Morgan Stanley may be deemed to have shared voting and dispositive power with respect to the Common Stock beneficially owned by the Funds, MSVP Inc., MSVP LLC, Equity Funding, OIP and MSDW OIP.

     Morgan Stanley is filing solely in its capacity as parent company of, and indirect beneficial owner of securities held by, one of its business units.

     (b) Percent of class:

                          Reporting Person                                    Percent
                                                                         of Common Stock*
     Morgan Stanley                                                            5.8%

     MSDW Venture Partners IV, Inc.                                            4.6%

     MSDW Venture Partners IV, L.L.C.                                          4.6%

     Morgan Stanley Dean Witter Venture Partners IV, L.P.                      4.0%

     Morgan Stanley Dean Witter Venture Investors IV, L.P.                 Less than 1%

     Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P.        Less than 1%

     Morgan Stanley Dean Witter Equity Funding, Inc.                           1.1%

     Originators Investor Plan, L.P.                                       Less than 1%

     MSDW OIP Investors, Inc.                                              Less than 1%

     * Assuming that there are 22,646,007 shares of Common Stock outstanding as of February 18, 2003, based on (x) 18,446,007 shares of Common Stock outstanding as of February 5, 2003, as set forth in the quarterly report of the Issuer on Form 10-Q for the quarterly period ended December 31, 2002 filed with the Securities and Exchange Commission on February 10, 2003 and (y) the issuance of 4,200,000 shares of Common Stock by the Issuer in connection with the acquisition of Frontstep, Inc. on February 18, 2003.

     (c) Number of shares as to which such person has:

                                       (i)                  (ii)                 (iii)               (iv)

                                Sole power to vote     Shared power to       Sole power to      Shared power to
                                 or to direct the     vote or to direct      dispose or to       dispose or to
                                       vote               the vote            direct the          direct the
                                                                            disposition of      disposition of
Morgan Stanley                          0                 1,306,787                0               1,306,787

MSDW Venture Partners IV, Inc.          0                 1,040,901                0               1,040,901

MSDW Venture Partners IV, L.L.C.        0                 1,040,901                0               1,040,901

Morgan Stanley Dean Witter
Venture Partners IV, L.P.               0                  901,109                 0                901,109

Morgan Stanley Dean Witter
Venture Investors IV, L.P.              0                  104,553                 0                104,553

Morgan Stanley Dean Witter
Venture Offshore Investors IV,          0                  35,158                  0                35,158
L.P.

Morgan Stanley Dean Witter
Equity Funding, Inc.                    0                  252,589                 0                252,589

Originators Investor Plan, L.P.         0                  13,297                  0                13,297

MSDW OIP Investors, Inc.                0                  13,297                  0                13,297

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [_]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8. Identification and Classification of Members of the Group.

     Not applicable.

Item 9. Notice of Dissolution of Group.

     Not applicable.

Item 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


MORGAN STANLEY                            MORGAN STANLEY DEAN WITTER VENTURE
                                          INVESTORS IV, L.P.

By: /s/ Dennine Bullard                   By: MSDW Venture Partners IV, L.L.C.
    ---------------------------------         its General Partner
    Name:  Dennine Bullard
    Title: Authorized Signatory           By: MSDW Venture Partners IV, Inc.
                                              its Member

                                          By: /s/ Debra Abramovitz
MSDW VENTURE PARTNERS IV, INC.                ---------------------------------
                                              Name:  Debra Abramovitz
By: /s/ Debra Abramovitz                      Title: Executive Director
    ---------------------------------
    Name:  Debra Abramovitz
    Title: Executive Director             MORGAN STANLEY DEAN WITTER VENTURE
                                          OFFSHORE INVESTORS IV, L.P.

MSDW VENTURE PARTNERS IV, L.L.C.          By: MSDW Venture Partners IV, L.L.C.
                                              its General Partner

By: MSDW Venture Partners IV, Inc.        By: MSDW Venture Partners IV, Inc.
    its Member                                its Member

By: /s/ Debra Abramovitz                  By: /s/ Debra Abramovitz
    ---------------------------------         ---------------------------------
    Name:  Debra Abramovitz                   Name:  Debra Abramovitz
    Title: Executive Director                 Title: Executive Director

MORGAN STANLEY DEAN WITTER VENTURE
PARTNERS IV, L.P.

By: MSDW Venture Partners IV, L.L.C.
    its General Partner

By: MSDW Venture Partners IV, Inc.
    its Member

By: /s/ Debra Abramovitz
    ---------------------------------
    Name:  Debra Abramovitz
    Title: Executive Director

MORGAN STANLEY DEAN WITTER EQUITY
FUNDING, INC.

By: /s/ James T. Keane
    ---------------------------------
    Name:  James T. Keane
    Title: Vice President


MSDW OIP INVESTORS, INC.

By: /s/ James T. Keane
    ---------------------------------
    Name:  James T. Keane
    Title: Vice President


ORIGINATORS INVESTMENT PLAN, L.P.

By: MSDW OIP Investors, Inc.,
      its General Partner

By: /s/ James T. Keane
    ---------------------------------
    Name:  James T. Keane
    Title: Vice President